UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2018

Landmark Infrastructure Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36735	61-1742322
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

400 N. Continental Blvd., Suite 500

El Segundo, CA 90245

(Address of principal executive office) (Zip Code)

(310) 598-3173

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement

On September 24, 2018, Landmark Infrastructure Operating Company LLC (“LMRK OpCo”), a Delaware limited liability company and a consolidated subsidiary of Landmark Infrastructure Partners LP (the “Partnership”), completed the formation of a joint venture (the “JV”) with BAM BSIP WarehouseCo LLC (“Brookfield”), a Delaware limited liability company. Pursuant to the terms of the JV’s limited liability company agreement (the “JV Agreement”), LMRK OpCo contributed 100% of its membership interest in LMRK Guarantor Co III LLC (“Guarantor Co”) to the JV, in exchange for a 50.01% membership interest in the JV and $65.5 million in cash (the “Transaction”). The JV may, among other things, acquire, own, construct, lease, manage, develop, operate and dispose of Portfolio Assets (as defined in the JV Agreement), which include, among other things, Guarantor Co’s current assets and its subsidiary’s rights as the lessor or landlord under any leases, subleases, licenses, or other occupancy agreements (as amended or modified) or arrangements pursuant to which third-party telecommunications, renewable energy or billboard operators or other entities that occupy or use any real property or personal property and all rights and options with respect thereto. The JV shall be managed by a board of directors comprised of two directors appointed by the Partnership and two directors appointed by Brookfield. Neither JV partner has committed to fund any additional capital to the JV and any future contribution to the JV is subject to the consent of both Brookfield and the Partnership.

The Partnership will primarily use the net proceeds from the Transaction to pay down indebtedness under its revolving credit facility. As a result of the Transaction, holders of the Partnership’s units may be allocated taxable income and gain in connection with the Transaction, regardless of whether there is any cash distributed to such holders. Prior to the Transaction, Guarantor Co was an indirect, consolidated subsidiary of the Partnership that owned certain assets related to the Partnership’s Secured Tenant Site Contract Revenue Notes, Series 2018-1. Following the Transaction, the Partnership expects the JV to be treated as an equity interest rather than a consolidated subsidiary, which will have the effect of eliminating the JV’s assets and liabilities from the Partnership’s consolidated balance sheet and eliminating the JV’s revenue and expenses from the Partnership’s income statement.  Instead, the Partnership’s consolidated balance sheet will show the value of its investment in the JV and its income statement will show the contribution to earnings from the JV.  For further information, see Item 9.01 below and the related exhibit 99.2.

The JV Agreement is attached hereto as Exhibit 4.1 and is incorporated by reference. The foregoing summary has been included to provide investors with information regarding the terms of the JV Agreement and is qualified in its entirety by the terms and conditions of the JV Agreement. It is not intended to provide any other factual information about the Partnership, its subsidiaries or affiliates.

Item 2.01 Completion of Acquisition or Disposition of Assets

The disclosure required by this item and contained in Item 1.01 above in this Form 8-K is incorporated by reference.

Item 7.01 Regulation FD Disclosure

On September 24, 2018, the Partnership issued a press release announcing the formation of the JV. A copy of the press release, dated September 24, 2018 is furnished herewith as Exhibit 99.1.

This information presented herein under Item 7.01 and set forth in the attached press release included as Exhibit 99.1 to this report is deemed to be “furnished” solely pursuant to Item 7.01 of this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 8.01 Other Events

On June 26, 2018 and July 9, 2018, the Partnership waived its right of first offer (“ROFO”) on certain assets in investment funds managed by Landmark Dividend LLC (the “Sponsor”), as previously granted under the Partnership’s omnibus agreement. Certain investment funds managed by the Sponsor have agreed to sell approximately 580 assets that were subject to the ROFO to an independent third party (the “Third Party Sale”). Upon the final closing of the Third Party Sale, which is expected to be completed in the fourth quarter of 2018, the Partnership is expected to have a ROFO on approximately 200 assets held by funds managed by the Sponsor.

Item 9.01 Financial Statements and Exhibits

(b)    Pro forma financial information. In connection with the closing of the Transaction and the contribution of the assets to the JV described in Items 1.01 and 2.01 above, the unaudited pro forma consolidated financial statements of the Partnership as of and for the six months ended June 30, 2018 and year ended December 31, 2017 are filed herewith as Exhibit 99.2.

(d)    Exhibits

Exhibit
Number	Description
4.1	BF-LMRK JV LLC Amended and Restated Limited Liability Company Agreement, dated September 24, 2018.

99.1	Press Release, dated September 24, 2018, issued by Landmark Infrastructure Partners LP.

99.2	Unaudited pro forma consolidated financial statements for Landmark Infrastructure Partners LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Landmark Infrastructure Partners LP

	By:	Landmark Infrastructure Partners GP LLC, its general partner

Dated: September 24, 2018	By:	/s/ George P. Doyle
	Name:	George P. Doyle
	Title:	Chief Financial Officer and Treasurer